Exhibit 4.3

TRANCHE C CREDIT AGREEMENT

          THIS TRANCHE C CREDIT AGREEMENT (this “Agreement”) dated as of May 1, 2003 is entered into among Microcell Telecommunications Inc., as Parent, Microcell Solutions Inc., as Borrower, the financial institutions from time to time parties hereto as Lenders, and JPMorgan Chase Bank, Toronto Branch, as Administrative Agent and Collateral Agent. Reference is made to the Introductory Statements below and Section 1.1 hereof for the definition of certain capitalized terms used herein.

INTRODUCTORY STATEMENTS:

A.     Pursuant to that certain Amended and Restated Credit Agreement, dated as of May 7, 1999 (as amended, supplemented or otherwise modified or restated from time to time, the “Pre-Filing Credit Agreement”), among Microcell Connexions Inc. and Microcell Solutions Inc. (collectively, the “Pre-Filing Borrowers”), Microcell Telecommunications Inc. (the “Pre-Filing Parent”), the lenders from time to time party thereto (collectively, the “Pre-Filing Lenders”), J.P. Morgan Bank Canada, as administrative agent and collateral agent for the Pre-Filing Lenders, and National Bank of Canada, as letter of credit issuing bank, the Pre-Filing Lenders made loans and advances to, issued letters of credit for and/or provided other financial accommodations to, or on behalf of, the Pre-Filing Borrowers (collectively, the “Pre-Filing Loans”);

B.     The Pre-Filing Loans and other obligations of the Pre-Filing Borrowers under the Pre-Filing Credit Agreement and the guarantors in respect thereof, together with certain obligations under certain terminated hedging arrangements with J.P. Morgan Bank Canada as a successor in interest to ABN-AMRO Bank Canada and Canadian Imperial Bank of Commerce (collectively, the “Pre-Filing Hedging Obligations”), are secured by valid, binding, enforceable and perfected liens, security interests and hypothecs in substantially all the assets of the Pre-Filing Borrowers, the Pre-Filing Parent and such guarantors thereof;

C.     On January 3, 2003, the Pre-Filing Parent, the Pre-Filing Borrowers, and certain other direct or indirect subsidiaries of the Pre-Filing Parent commenced proceedings under the Companies Creditors Arrangement Act (the “CCAA”) and the Canada Business Corporations Act (the “CBCA”); a plan of reorganization and of compromise and arrangement (as such plan of reorganization and of compromise and arrangement may be amended, modified or supplemented in accordance with its terms, the “Plan of Arrangement”) was filed with the Court on February 20, 2003;

D.     The Plan of Arrangement was sanctioned and approved by the Court on March 18, 2003;

E.     Pursuant to the Plan of Arrangement, the obligations under the Pre-Filing Credit Agreement and the Pre-Filing Hedging Obligations (collectively, “Pre-Filing Secured Claims”) are to be restructured;

F.     Pursuant to the Plan of Arrangement and the Sanction Order, through a series of transactions, the Pre-Filing Borrowers and the Pre-Filing Parent are completing a corporate reorganization, with the result that the obligations of the Pre-Filing Borrowers and the Pre-Filing Parent have become the obligations of the Borrower and the Parent, respectively;

G.     Pursuant to the Plan of Arrangement, $50,000,000 of the Pre-Filing Secured Claims will be restated in the form of secured Loans to the Borrower, as provided hereby, and the Parent and certain subsidiaries of the Borrower and the Parent shall irrevocably and unconditionally guarantee such secured loan obligations.

          NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Administrative Agent, the Parent and the Borrower hereby agree as follows.

ARTICLE 1
DEFINITIONS

1.1     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

     “Additional Subsidiary” is defined in Section 5.6.

     “Administrative Agent” means JPMorgan Chase Bank, Toronto Branch, in its capacity as administrative agent for the Lenders hereunder, or any successor Administrative Agent appointed pursuant to Section 8.9.

     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with, such Person.

     “Agents” means the Administrative Agent and the Collateral Agent.

     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Loans represented by such Lender’s Loans, as listed in Schedule A.

     “Asset Disposition” means, with respect to any Credit Party, the sale, lease, license, transfer, assignment or other disposition of, or the expropriation, condemnation, destruction or other loss of, all or any portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one transaction or a series of transactions (including a Sale/Leaseback Transaction), other than (a) inventory sold in the ordinary course of business upon customary credit terms, (b) sales of scrap or obsolete material or equipment which are not material in the aggregate, (c) sales or other dispositions of assets which are not in the ordinary course of business or leases of real property or personal property (under which a Credit Party is lessor), in any such case, which have a Fair Market Value less than $2,000,000 for any transaction and less than $2,000,000 for all such transactions in any Fiscal Year and which are no longer used or useful in the business, (d) licenses granted to third parties in the ordinary course of business, (e) property sold to any other Credit Party, and (f) any other disposition consented to by the Required Lenders. In the case of an expropriation, condemnation, destruction or other loss of any property, any insurance proceeds or other indemnity received as a result of such event may be used by the Credit Party within the 90-day period following the receipt of such insurance proceeds or other indemnity to replace the property so disposed of and such sale or disposition will not constitute an Asset Disposition.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

     “Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Law.

     “Borrower” means Microcell Solutions Inc., a CBCA corporation, and its successors and permitted assigns.

     “Business” means, with respect to the Credit Parties, (i) the development, delivery or distribution in Canada of telecommunications services (including wireless voice, data or video services), (ii) any business or activity reasonably related thereto, including any business conducted by the Credit Parties on the Effective Date, and (iii) the acquisition, holding or exploitation of any licence relating to the delivery of the services described in clause (i) of this definition.

     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario and Montreal, Quebec are authorized or required by applicable law to remain closed.

     “Canadian Court” means the Superior Court of the Province of Quebec.

     “Canadian Dollar” and “$” refer to lawful money of Canada.

     “Capital Expenditures” means, for any period, all expenditures (whether paid in cash or accrued as a liability, including the portion of Capital Lease Obligations originally incurred during such period that are capitalized) during such period that, in conformity with GAAP, are included in “capital expenditures”, “additions to property, plant or equipment” or comparable items, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset that was destroyed or damaged, in whole or in part, in an amount not exceeding any insurance proceeds received in connection with such destruction or damage.

     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     “CBCA” is defined in Introductory Statement C.

     “CCAA” is defined in Introductory Statement C.

     “Change in Law” means (i) the adoption of any new Law after the date of this Agreement, (ii) any change in any existing Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or, for purposes of Section 2.6(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law, but in the case of a request, guideline or directive not having the force of law, being a request, guideline or directive with which Persons customarily comply) of any Governmental Authority made or issued after the date of this Agreement.

     “Collateral” means the property which is charged by or hypothecated under the Security Documents, and includes all property, rights and assets, present and future, of the Borrower, the Parent and those subsidiaries of the Borrower or the Parent which have provided or may hereafter provide security to the Collateral Agent (or to any trustee or “fondé de pouvoir” for or on behalf of the Collateral Agent and/or the Lenders) to secure the obligations of the Borrower, the Parent and such subsidiaries under this Agreement and the other Financing Documents.

     “Collateral Agent” means JPMorgan Chase Bank, Toronto Branch, in its capacity as collateral agent and fondé de pouvoir for the Lenders hereunder, and pursuant to the Intercreditor Agreement, or any successor Collateral Agent appointed pursuant to the Intercreditor Agreement.

     “Collateral and Guarantee Requirement” means the requirement that:

(i)	the Collateral Agent (or the Administrative Agent in the case of a Guarantee) shall have received (i) from each Credit Party, a counterpart of each of the Security Documents duly executed and delivered on behalf of such Credit Party, and (ii) in the case of any Person that becomes a Credit Party after the Effective Date, either (as applicable) (A) a supplement to each applicable Security Document, in the form specified therein, duly executed and delivered on behalf of such Credit Party, and/or (B) additional Security Documents, in form and substance satisfactory to the Collateral Agent, duly executed and delivered on behalf of such Credit Party;

(ii)	all outstanding Equity Securities of the Borrower, each other Subsidiary owned by or on behalf of any Credit Party, and each Unrestricted Subsidiary owned by or on behalf of any Credit Party, shall have been pledged pursuant to pledge agreements, in form and substance satisfactory to the Collateral Agent, and the Collateral Agent shall have received certificates or other instruments representing all such Equity Securities, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(iii)	each promissory note evidencing any Indebtedness of any Credit Party or any Unrestricted Subsidiary that is owing to any other Credit Party shall have been pledged pursuant to pledge agreements, in form and substance satisfactory to the Collateral Agent, and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank;

(iv)	all documents and instruments, including all PPSA financing statements or other appropriate filings, required by Law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create (or continue the creation of) the Liens intended to be created by the Security Documents and perfect or render opposable against third parties (or continue to perfect or render opposable against third parties) such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(v)	the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property, duly executed and delivered by the owner of such Mortgaged Property, and (ii) such legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(vi)	each Credit Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

     “Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

     “Credit Party” means the Parent, the Borrower, the Pre-Filing Parent, each of the Subsidiaries and any other Person which is a party to a Financing Document (other than the Administrative Agent, the Collateral Agent and the Lenders and their respective successors and assigns), but, for greater certainty, does not include any Unrestricted Subsidiary.

     “Currency Due” is defined in Section 2.10.

     “Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

     “ECF EBITDA” means operating income (loss) plus, to the extent deducted in calculating operating income (loss), non-cash restructuring charges, impairment of intangible assets, depreciation and amortization, all as calculated in accordance with GAAP.

     “Effective Date” means the “Effective Date” as defined in the Plan of Arrangement.

     “Environmental Laws” means all federal, provincial, local or foreign laws, rules, regulations, codes, ordinances, orders, decrees, judgements, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any Hazardous Material, or to health and safety matters.

     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.

     “Events of Default” has the meaning specified in Section 7.1.

     “Excess Cash Flow” means, for the Credit Parties for any Fiscal Year, consolidated ECF EBITDA of the Credit Parties for such period minus the sum (without duplication) of (i) scheduled principal payments made by the Credit Parties during such Fiscal Year under this Agreement, and scheduled principal payments made by the Credit Parties during such Fiscal Year under the Tranche B Credit Agreement to the extent such payments are permitted by the Intercreditor Agreement, (ii) principal payments made by the Credit Parties during such Fiscal Year under the Tranche A Exit Facility Agreement (including under any Permitted Additional Exit Facility Debt), to the extent that such payments result in a corresponding decrease in the commitment amounts under the Tranche A Exit Facility Agreement, (iii) the principal portion of scheduled payments made by the Credit Parties during such Fiscal Year on Capital Lease Obligations to the extent such Capital Lease Obligations and payments are permitted by the Tranche A Exit Facility Agreement and the Tranche B Credit Agreement, (iv) cash interest paid by the Credit Parties in respect of such Fiscal Year, (v) cash taxes applicable to such Fiscal Year and paid or payable by the Credit Parties prior to the date of determination, and (vi) Capital Expenditures made by Credit Parties during such Fiscal Year to the extent permitted by the Tranche A Exit Facility Agreement and the Tranche B Credit Agreement.

     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, income or franchise Taxes imposed on (or measured by) its taxable income or capital Taxes imposed on (or measured by) its taxable capital, in each case by Canada, or by the jurisdiction under the Laws of which such recipient is organized or in which its principal office is located or Canadian federal withholding tax imposed under the Income Tax Act solely by reason of a Lender not dealing at arm’s length with the Borrower within the meaning of the Income Tax Act other than solely by reason of the interest of such Lender in the rights and securities of the Borrower and the Guarantors acquired by such Lender pursuant to the Plan of Arrangement.

     “Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal, and (b) with respect to any marketable security at any date, the closing sale price of such marketable security on the Business Day next preceding such date, or, if there is no such closing sale price of such marketable security, the final price for the purchase of such marketable security at face value quoted on such Business Day by a financial institution of recognized standing selected by the Administrative Agent which regularly deals in securities of such type.

     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or the Parent.

     “Financing Documents” means this Agreement, the Security Documents, the Mortgages, and the Intercreditor Agreement, together with any other document, instrument or agreement (other than participation, agency or similar agreements among the Lenders or between any Lender and any other bank or creditor with respect to any Indebtedness or obligations of the Borrower or any Subsidiary (as applicable) hereunder or thereunder) now or hereafter entered into in connection with this Agreement, as such documents, instruments or agreements may be amended, modified or supplemented from time to time.

     “First Notes” means the first subordinated convertible 9% notes issuable by the Parent pursuant to a certain First Unit Indenture dated May 1, 2003 between Computershare Trust Company of Canada and the Parent.

     “First Preferred Shares” means first preferred shares in the capital of the Parent having the terms and conditions contemplated in the Parent Articles of Incorporation.

     “Fiscal Quarter” means any fiscal quarter of the Borrower.

     “Fiscal Year” means any fiscal year of the Borrower.

     “Foreign Lender” means any Lender that is a non-resident of Canada for Canadian tax purposes and not an “authorized foreign bank” under Section 2 of the Bank Act (Canada).

     “GAAP” means generally accepted accounting principles in Canada as in effect from time to time.

     “Governmental Authority” means the Government of Canada, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Basel Committee on Banking Supervision of the Bank for International Settlements.

     “Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (in this definition, the “primary credit party”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital solvency, or any other balance sheet, income statement or other financial statement condition or liquidity of the primary credit party so as to enable the primary credit party to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation.

     “Hazardous Materials” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odour, radiation, energy, vector, plasma, constituent or material which (a) is or becomes listed, regulated or addressed under any Environmental Law, or (b) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Law, including, asbestos, petroleum and polychlorinated biphenyls, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     “Income Tax Act” means the Income Tax Act (Canada), as amended from time to time.

     “Indebtedness” of any Person includes, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such

Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) the net amount of obligations of such Person (determined on a marked-to-market basis) under Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general or limited partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For greater certainty, “Indebtedness” does not include short-term trade debt incurred in the ordinary course of business.

     “Indemnified Taxes” means all Taxes other than Excluded Taxes.

     “Indemnitee” has the meaning specified in Section 9.3(b).

     “Information Circular” means the Information Circular and Proxy Statement dated February 17, 2003 issued by the Pre-Filing Parent, Pre-Filing Borrowers and certain of their subsidiaries in connection with the Plan of Arrangement.

     “Intercreditor Agreement” means an Intercreditor and Collateral Agency Agreement substantially in the form attached as Exhibit B, as such agreement may be amended, supplemented or otherwise modified or restated from time to time.

     “Interest Payment Date” means April 30 and October 31 of each year, commencing on the Effective Date and concluding on the Maturity Date, and the Maturity Date.

     “Judgment Currency” is defined in Section 2.10.

     “Laws” means all federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority); and “Law” means any one or more of the foregoing.

     “Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender, or (ii) any Person that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender, and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

     “Lenders” is defined in Section 2.1, and includes the Persons listed on Schedule A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

     “Lien” means, (a) with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, security interest, royalty interest, adverse claim, defect of title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, (d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement, and (e) any other arrangement having the effect of providing security.

     “Loan” is defined in Section 2.1.

     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and its subsidiaries taken as a whole, which affect the ability of the Borrower to timely pay any amounts owing under the Credit Agreement or fulfil any other covenant or obligation of a material nature arising under the Financing Documents, or (b) the validity or enforceability of any of the Financing Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

     “Maturity Date” means April 30, 2013.

     “Mortgage” means a mortgage, debenture, deed of trust, hypothec, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be satisfactory in form and substance to the Collateral Agent.

     “Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Credit Party and identified as a Mortgaged Property on Schedule B, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.6.

     “Net Proceeds” means, (a) with respect to any Asset Disposition, the gross amount received by the Credit Parties from such Asset Disposition, including proceeds of any insurance policies received by the Credit Parties in connection with such Asset Disposition and amounts received by the Credit Parties pursuant to any expropriation proceeding or condemnation proceeding in connection with such Asset Disposition, minus the sum of (i) the amount, if any, of all Taxes paid or payable by the Credit Parties directly resulting from such Asset Disposition (including the amount, if any, estimated by such Credit Party in good faith at the time of such Asset Disposition for Taxes payable by the Credit Parties on or measured by net income or gain resulting from such Asset Disposition, taking into account any Tax losses or credits available or to be available to the Credit Parties at the time such Taxes are payable that are not used to offset other income or gains), and (ii) the reasonable out-of-pocket costs and expenses incurred by the

Credit Parties in connection with such Asset Disposition (including reasonable brokerage commissions and customary fees and expenses of counsel, investment bankers and other advisors paid to a Person other than an Affiliate of the Credit Parties, but excluding any fees or expenses paid to an Affiliate of the Credit Parties), and (b) with respect to any issuance of Equity Securities issued to a Person which is not another Credit Party, the gross amount received by the Credit Parties from such issuance of Equity Securities, minus the reasonable out-of-pocket costs and expenses incurred by the Credit Parties in connection with such issuance of Equity Securities (including reasonable legal, underwriting and brokerage fees and expenses paid to a Person other than an Affiliate of the Credit Parties, but excluding any fees or expenses paid to an Affiliate of the Credit Parties). For greater certainty, the Net Proceeds in respect of the issuance of Equity Securities to a Credit Party shall be nil.

     “Notes” means the First Notes and the Second Notes.

     “Parent” means Microcell Telecommunications Inc. (incorporated on April 28, 2003, being New Microcell for purposes of the Plan of Arrangement), a CBCA corporation, and its successors and permitted assigns.

     “Parent Articles of Incorporation” means the Articles of Incorporation of the Parent as in effect on the Effective Date.

     “Participant” has the meaning set forth in Section 9.4 (d).

     “Payment Office” means the Administrative Agent’s office located at Suite 1800, South Tower, Royal Bank Plaza, Toronto, Ontario, Attention: Corporate Banking Officers, (or such other office or individual as the Administrative Agent may hereafter designate in writing to the other parties hereto).

     “Perfection Certificate” means a certificate in the form of Exhibit A to the general security agreements provided by the Credit Parties pursuant to Section 4.1(o)(ii), or in any other form approved by the Collateral Agent.

     “Permitted Additional Exit Facility Debt” means secured Indebtedness, in an aggregate principal amount not exceeding an amount equal to $75,000,000 less the principal amount of the Tranche A Exit Facility on the Effective Date, incurred by the Borrower at any time after the Effective Date, by way of an increase in the “Commitments” under the Tranche A Exit Facility.

     “Permitted Liens” means:

(i)	Liens in favour of the Tranche A Lenders (or an agent, trustee or “fondé de pouvoir” on their behalf) pursuant to the Tranche A Exit Facility Agreement (including any Permitted Additional Exit Facility Debt), and Liens in favour of the Tranche B Lenders (or an agent, trustee or “fondé de pouvoir” on their behalf) pursuant to the Tranche B Credit Agreement;

(ii)	Liens in favour of the Lenders (or an agent, trustee or “fondé de pouvoir” on their behalf) for the obligations of the Borrower and other Credit Parties under or pursuant to the Financing Documents, and Liens granted pursuant to the Pre-Filing Credit Agreement;

(iii)	Liens granted by a Credit Party in favour of another Credit Party in order to secure any of its Indebtedness to the other Credit Party, provided that such Liens are subject to assignment, payment subordination and Lien subordination arrangements satisfactory to the Administrative Agent;

(iv)	Purchase Money Liens and Liens securing Capital Lease Obligations securing Indebtedness to the extent permitted by Section 6.1(g);

(v)	Liens imposed by any Governmental Authority for Taxes not yet due and delinquent or which are being contested in good faith, and, during such period during which such Liens are being so contested, such Liens shall not be executed on any of the assets of the Credit Parties;

(vi)	carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction and other like Liens arising by operation of Law, arising in the ordinary course of business, which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, and, during such period during which such Liens are being so contested, such Liens shall not be executed on any of the assets of the Credit Parties, provided that the Credit Parties shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;

(vii)	statutory Liens incurred or pledges or deposits made under worker’s compensation, unemployment insurance and other social security legislation;

(viii)	deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (other than for borrowed money) incurred in the ordinary course of business, and Liens in respect of cash collateral to secure reimbursement obligations in respect of letters of credit (other than letters of credit issued pursuant to the Tranche A Exit Facility Agreement), provided that, in each such case, such deposits or Liens existed on the Effective Date (and have not been extended or renewed after the Effective Date) and the amount of all such deposits and cash collateral shall not exceed Cdn.$4,500,000 in the aggregate at any time;

(ix)	servitudes, easements, rights-of-way, restrictions and other similar encumbrances on real property imposed by Law or incurred in the ordinary course of business and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Credit Parties;

(x)	Liens of or resulting from any judgement or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Credit Parties shall at any time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(xi)	undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Law or of which written notice has not been duly given in accordance with applicable Law or which although filed or registered, relate to obligations not due or delinquent;

(xii)	the rights reserved to or vested in Governmental Authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof;

(xiii)	securities to public utilities or to any municipalities or Governmental Authorities or other public authority when required by the utility, municipality or Governmental Authorities or other public authority in connection with the supply of services or utilities to the Credit Parties;

(xiv)	Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not materially and adversely affect the use of the lands by the Credit Parties;

(xv)	Liens consisting of royalties payable with respect to any asset or property of the Credit Parties existing as of the Effective Date, provided that the existence of any such Lien on any material property or asset of the Credit Parties shall have been disclosed in writing to the Lenders prior to the Effective Date;

(xvi)	statutory Liens incurred or pledges or deposits made in favour of a Governmental Authority to secure the performance of obligations of the Credit Parties under Environmental Laws to which any assets of the Credit Parties are subject;

(xvii)	a Lien granted by a Credit Party to a landlord to secure the payment of arrears of rent in respect of leased property in the Province of Quebec leased from such landlord, provided that such Lien is limited to the assets located at or about such leased property; and

any extension, renewal or replacement of any of the foregoing; provided that the Liens permitted hereunder shall not be extended to cover any additional Indebtedness of the Credit Parties or their property (other than a substitution of like property), except Liens in respect of Purchase Money Liens and Capital Lease Obligations as permitted by (iv) above.

          “Permitted Subordinated Refinancing Debt” means Indebtedness of the Parent that is used to refinance, replace, defease or refund, in whole or in part, the Indebtedness under the Tranche B Credit Agreement, provided that if, after the incurrence and application of such Indebtedness to refinance, replace, defease or refund, in whole or in part, the Indebtedness under the Tranche B Credit Agreement, there will still be Indebtedness outstanding thereunder, then (i) the principal amount of such Indebtedness will not exceed the principal amount of the Indebtedness so refinanced, replaced, defeased or refunded, plus any other amounts required to be paid in connection therewith and the reasonable and customary fees and expenses incurred in connection therewith, (ii) no material terms applicable to such Indebtedness (including the covenants and events of default) will be materially less favourable to the Parent, the Borrower or the Lenders than the terms that are applicable under the Tranche B Credit Agreement, (iii) the covenants contained therein will be less restrictive than the covenants contained in the Tranche B Credit Agreement, (iv) there will be no principal amortization payments (including any sinking fund therefor) on such Indebtedness before the date which is six months after the “Maturity Date” under the Tranche B Credit Agreement, (v) such Indebtedness will mature at least six months after the “Maturity Date” under the Tranche B Credit Agreement, (vi) such Indebtedness will be Indebtedness of the Parent only, and will not be Guaranteed by the Borrower, (vii) such Indebtedness will be unsecured, (viii) such Indebtedness will accrue interest at a rate determined in good faith by the board of directors of the Parent to be a market rate of interest for such Indebtedness at the time of issuance thereof, and (ix) such Indebtedness will be otherwise on terms and conditions satisfactory to the “Administrative Agent” under the Tranche B Credit Agreement; provided, however, that the restrictions in subparagraphs (ii) and (ix) above shall not apply to pricing of such Indebtedness.

     “Person” includes any natural person, corporation, company, limited liability company, trust, joint venture, association, incorporated organization, partnership, Governmental Authority or other entity.

     “Plan of Arrangement” is defined in Introductory Statement C.

     “PPSA” means the Personal Property Security Act (Ontario), as amended from time to time, or the analogous legislation in any other relevant jurisdiction.

     “Pre-Filing Borrowers” is defined in Introductory Statement A.

     “Pre-Filing Credit Agreement” is defined in Introductory Statement A.

     “Pre-Filing Lenders” is defined in Introductory Statement A.

     “Pre-Filing Loans” is defined in Introductory Statement A.

     “Pre-Filing Parent” is defined in Introductory Statement A.

     “Purchase Money Lien” means a Lien taken or reserved in personal property to secure payment of all or part of its purchase price, provided that such Lien (i) secures an amount not exceeding the lesser of the purchase price of such personal property and the Fair Market Value of such personal property, (ii) extends only to such personal property and its proceeds, and (iii) is granted prior to or within 30 days after the purchase of such personal property.

     “Register” has the meaning set forth in Section 9.4(b).

     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

     “Required Lenders” means, at any time, Lenders with Loans representing more than 50% of the aggregate amount of Loans outstanding.

     “Responsible Officer” means, with respect to any Person (other than a natural person), the chairman, the president, any vice president, the chief executive officer or the chief operating officer, and, in respect of financial or accounting matters, any Financial Officer of such Person; unless otherwise specified, all references herein to a Responsible Officer mean a Responsible Officer of the Borrower.

     “Sale/Leaseback Transaction” means any arrangement between a Credit Party and another Person (other than another Credit Party) providing for the leasing by the Credit Party of property which has been or is to be sold or transferred by the Credit Party to such other Person.

     “Sanction Order” means the order of the Canadian Court sanctioning the Plan of Arrangement, dated March 18, 2003, as such order may be amended, modified or supplemented in accordance with the terms of the Plan of Arrangement.

     “Second Notes” means the second subordinated convertible 9% notes issuable by the Parent pursuant to a certain Second Unit Indenture dated May 1, 2003 between Computershare Trust Company of Canada and the Parent.

     “Second Preferred Shares” means the second preferred shares in the capital of the Parent having the terms and conditions contemplated in the Parent Articles of Incorporation.

     “Security Documents” means the documents listed in Section 4.1(o).

     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, limited partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, limited partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     “Subsidiary” means any subsidiary of the Parent (other than the Borrower and any Unrestricted Subsidiary).

     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Credit Parties shall be a Swap Agreement.

     “Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.

     “Tranche A Exit Facility” means the secured revolving credit facility, in the aggregate principal amount of at least $25,000,000 and not more than $75,000,000, established in favour of the Borrower as contemplated in Section 7.3(c)(i) of the Plan of Arrangement, and includes any Permitted Additional Exit Facility Debt.

     “Tranche A Exit Facility Agreement” means the credit facility agreement, dated as of the date hereof, establishing the terms and conditions of the Tranche A Exit Facility, as such agreement may be amended, supplemented or otherwise modified or restated from time to time.

     “Tranche A Lenders” means the lenders under the Tranche A Exit Facility Agreement.

     “Tranche B Credit Agreement” means the credit agreement, dated as of the date hereof, establishing the terms and conditions of the Tranche B Loans, as such agreement may be amended, supplemented or otherwise modified or restated from time to time.

     “Tranche B Lenders” means the lenders under the Tranche B Credit Agreement.

     “Tranche B Loans” means the secured Canadian Dollar and U.S. Dollar non-revolving loans to the Borrower in the aggregate principal amount of $300,000,000 made by the Tranche B Lenders under the Tranche B Credit Agreement, as contemplated in Section 7.3(c)(ii) of the Plan of Arrangement.

     “Transactions” means the execution, delivery and performance by the Borrower and the other Credit Parties of this Agreement and the other Financing Documents.

     “Unrestricted Subsidiary” means Inukshuk Internet Inc. and Telcom Investments Inc. (but in the case of Telcom Investments Inc., only for so long as its sole activity is serving as general partner of GSM Capital Partners), and their respective successors and permitted assigns.

     “U.S. Dollar” refers to lawful money of the United States of America.

1.2     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is disjunctive; the word “and” is conjunctive. The word “shall” is mandatory; the word “may” is permissive. The words “to the knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by the Responsible Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by such Responsible Officer of that Person). Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “this Agreement”, “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement (as the same may be amended, supplemented or otherwise modified or restated from time to time) in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3      Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

1.4      Time. All time references herein shall, unless otherwise specified, be references to local time in Toronto, Ontario. Time is of the essence of this Agreement and the other Financing Documents.

1.5      Permitted Liens. Any reference in any of the Financing Documents to Permitted Liens is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Financing Documents to any Permitted Liens.

1.6     Schedules and Exhibits. The following Schedules and Exhibits are attached to and form part of this Agreement:

SCHEDULES:

Schedule A	-	Lenders Loans

Schedule B	-	Disclosed Matters

EXHIBITS:

Exhibit A	-	Form of Assignment and Assumption

Exhibit B	-	Form of Intercreditor Agreement

ARTICLE 2
LOANS

2.1      Loans. Subject to the terms and conditions and relying upon the representations, warranties and covenants herein set forth, each of the parties hereto agrees that, effective as of the Effective Date, an aggregate of $50,000,000 of the Pre-Filing Secured Claims owing by the Borrower to the Pre-Filing Lenders in respect of the Pre-Filing Loans and/or the Pre-Filing Hedging Obligations shall be restructured as, and shall thereafter take the form of, loans under this Agreement (each, a “Loan”). Any existing holder of Pre-Filing Secured Claims which elects to have a portion of its Pre-Filing Secured Claims take the form of Loans (each a “Lender” and, collectively, “Lenders”), in accordance with Section 6.1(ii) of the Plan of Arrangement, shall be allocated Loans in an amount equal to the principal amount of Pre-Filing Secured Claims held by such Lender, after deducting the amount with respect to any Tranche B Loans allocated to such Lender pursuant to Section 6.1(i) of the Plan of Arrangement, and subject to pro rata allocation, based upon each Lender’s respective Pre-Filing Secured Claims, if the aggregate election requests of all Lenders exceeds $50,000,000. The initial amount of each Lender’s Loans as at the Effective Date will be as set forth in Schedule A. Without limitation of any of the foregoing, the Borrower hereby acknowledges and agrees that its liability in respect of the Loans shall be absolute and unconditional. Nothing in this Agreement or in any other Financing Document shall be construed as a commitment by any Lender to make any additional loan or other credit available under this Agreement or in any other Financing Document. The Lenders acknowledge that the Loans and the Liens granted as security therefor are subordinated in the manner and to the extent provided in the Intercreditor Agreement.

2.2      Interest.

(a)	The Loans shall bear interest (computed in arrears on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to 8%, calculated on a semi-annual basis. The Borrower shall have the option of paying accrued interest on each Interest Payment Date. Unless the Borrower elects to pay (and does pay) interest on an Interest Payment Date, all accrued interest shall also accrue interest and compound at a rate per annum of 8%, calculated on a semi-annual basis, until paid, and shall be payable on the Maturity Date.

(b)	Notwithstanding the foregoing, if any principal of any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 10%, calculated on a semi-annual basis, until paid.

(c)	In the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)	All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e)	The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(f)	If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), by reducing any fees, commissions premiums and other amounts required to be paid to the affected Lender which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada).

2.3      Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of the Lenders, the unpaid principal amount of all of the Loans, and all other amounts owing hereunder (including unpaid accrued interest) on the Maturity Date.

2.4      Evidence of Debt.

(a)	Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender hereunder, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)	The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)	The entries made in the accounts maintained pursuant to Sections 2.4(a) and (b) shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of a conflict between the records maintained by the Administrative Agent and any Lender, the records maintained by the Administrative Agent shall govern.

(d)	Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such

Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.5		Prepayments of Loans; Payments Pursuant to Other New Instruments.

	(a)	Excess Cash Flow Sweep; Asset Sales; Equity Securities. Section 2.2 of the Intercreditor Agreement provides for certain payments to be made if the Credit Parties generate Excess Cash Flow in any Fiscal Year, if a Credit Party receives Net Proceeds from an Asset Disposition, or if a Credit Party received Net Proceeds from the issuance of Equity Securities. The Borrower shall comply with its obligations under the Intercreditor Agreement (including all payments, prepayments and offers of prepayment thereunder). Any payment received pursuant to Section 2.2 of the Intercreditor Agreement, shall be applied, on a pro rata basis, firstly, against the amounts of unpaid accrued interest on the Loans, and thereafter, to the permanent prepayment of the Loans outstanding. The Borrower shall provide to the Administrative Agent written irrevocable notice of such payment at least three Business Days prior to the date such payment is to be made. If any such notice is given, the amount specified in such notice shall be due and payable on the date required by Section 2.2 of the Intercreditor Agreement, together with any amounts payable pursuant to Section 2.7 hereunder. Upon receipt of any notice given pursuant to this Section, the Administrative Agent shall promptly notify each affected party of the contents thereof and of such party’s Applicable Percentage of such payment. No prepayment of any Loan may be reborrowed.

	(b)	Voluntary Prepayments. Subject to the provisions of the Intercreditor Agreement, the Borrower may, at its option, at any time and from time to time, prepay the Loans, in whole or in part, upon giving three Business Days’ prior written notice to the Administrative Agent. Such notice shall specify the date and amount of prepayment and shall be irrevocable. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s Applicable Percentage of such prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.7 and accrued interest to such date on the amount prepaid in accordance with Section 2.2. Each voluntary prepayment of any Loan shall be permanent, and shall be in a minimum principal amount of $1,000,000 and in an integral multiple of $100,000.

	(c)	Notice by Administrative Agent. Upon receipt of a notice of payment pursuant to this Section 2.5, the Administrative Agent shall promptly notify each affected party of the contents thereof and of such party’s rateable share of such payment.

2.6     Increased Costs; Illegality

(a)	If any Change in Law shall:

	(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

	(ii)	impose on any Lender any other condition affecting this Agreement (including the imposition on any Lender of, or any change to, any Indemnified Tax);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to increase the cost to such Lender of participating in any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)	If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and such Lender’s desired return on capital), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)	A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in Sections 2.6(a) or (b), together with a brief description of the Change of Law, shall be delivered to the Borrower, and shall be conclusive absent manifest error. In preparing any such certificate, a Lender shall be entitled to use averages and to make reasonable estimates, and shall not be required to “match contracts” or to isolate particular transactions. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)	Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.6 shall not constitute a waiver of such Lender’s right to demand such compensation.

2.7      Break Funding Payments. In the event of a failure by the Borrower to prepay any Loan on the date specified in any notice delivered by the Borrower pursuant hereto, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.7 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

2.8     Taxes.

(a)	Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8), the Administrative Agent or relevant Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction been made, (ii) the Borrower shall make such deduction, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)	In addition to the payments by the Borrower required by Section 2.8(a), the Borrower shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with applicable Law.

(c)	The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)	As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)	In the event that the Borrower is required by applicable Law to deduct any Indemnified Taxes from any payment hereunder, any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), if requested to do so by the Borrower, at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

2.9          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)	The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, amounts payable under any of Sections 2.6, 2.7 or 2.8, or otherwise) prior to 12:00 noon, Toronto time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under this Section 2.9 shall be made in Canadian Dollars.

(b)	If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of any amounts payable to the Administrative Agent pursuant to Section 9.3, (ii) second, towards payment of interest and fees then due hereunder, rateably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, towards payment of principal then due hereunder, rateably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)	Without limiting the provisions of the Intercreditor Agreement, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) this Section 2.9(c) shall not apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Credit Party (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)	Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the rate otherwise applicable to such payment.

(e)	If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.9(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section 2.9(d) until all such unsatisfied obligations are fully paid.

2.10      Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Financing Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any other Financing Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrower will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Financing Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Financing Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Financing Document or under any judgment or order.

2.11     Mitigation Obligations; Replacement of Lenders.

(a)	If any Lender requests compensation under Section 2.6, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then such Lender shall use reasonable efforts to designate a different lending office for booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.6 or 2.8, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)	If any Lender requests compensation under Section 2.6, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.6 or payments required to be made pursuant to Section 2.8, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if an Event of Default has occurred and is continuing or if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.12     Indemnity for Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Loans, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Loans or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender and the Borrower shall be liable to pay to the Administrative Agent and the Lenders, and hereby does indemnify the Administrative Agent and the Lenders and holds the Administrative Agent and the Lenders harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 2.12 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Administrative Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 2.12 shall survive the termination of this Agreement.

2.13      Existing Security. The Borrower and the Parent confirm that, in accordance with paragraph 27 of the Sanction Order, (a) the Liens granted pursuant to the Pre-Filing Credit Agreement (the “Existing Security”) shall remain in place and be reserved pending the execution, delivery and registration of the Security Documents pursuant to this Agreement and the delivery of all required consents to such Security Documents, and (b) no steps to perfect or reperfect (including registration or publication of any hypothecs) the Existing Security, other than any steps which are required generally under applicable provincial laws to maintain perfection of security interests (including registration or publication of any hypothecs), shall be required to secure the obligations of the Borrower and the Parent hereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and the Parent represents and warrants to the Administrative Agent and the Lenders that:

3.1 Organization; Powers. The Borrower and each other Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now and formerly conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

3.2      Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement and the other Financing Documents have been duly executed and delivered by the Borrower and each other Credit Party (as applicable) and constitute legal, valid and binding obligations of the Borrower and each other Credit Party (as applicable), enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3      Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except those disclosed in Schedule B, (b) will not violate any applicable Law or the charter, by-laws or other organizational documents of the Borrower or any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Credit Party or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Credit Party, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Credit Party, except for any Lien arising in favour of the Collateral Agent, for the benefit of the Lenders, under the Financing Documents.

3.4      Financial Condition. All information (including the information contained in the Information Circular and all financial statements) pertaining to the Parent, its Subsidiaries and any Unrestricted Subsidiary (other than projections) that has been or will be made available to the Lenders or the Administrative Agent by the Parent or any representative of the Parent and its Subsidiaries, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. The projections that have been or will be made available to the Lenders or the Administrative Agent by the Parent or the Borrower or any representative of the Parent or the Borrower have been or will be prepared in good faith based upon assumptions that were reasonable when made.

3.5     Subsidiaries. As of the Effective Date, the Borrower has no subsidiaries other than those listed in Schedule B. As of the Effective Date, the Parent has no subsidiaries except the Borrower, the Pre-Filing Parent and the subsidiaries of the Parent listed in Schedule B.

3.6      Fiscal Year. The Fiscal Year of the Borrower ends on December 31 of each calendar year, and the Borrower’s Fiscal Quarters end on the last day of each of March, June, September and December of each calendar year.

3.7      Security Interests. Each of the Security Documents creates (or continues the creation, as the case may be), as security for the obligations purported to be secured thereby, subject to the provisions hereof and thereof, a legal, valid and enforceable hypothec and/or security interest in all the Collateral subject to such Security Document, and each such Security Document shall constitute, to the fullest extent possible under applicable law and upon completion of all required filings or actions, either (a) a fully published and/or perfected Lien on, and security interest in, all of the Collateral subject to such Security Document or (b) a floating charge, fixed charge, hypothecation or security interest, as specified in the applicable Security Document, with respect to all of the Collateral subject to such Security Document, in each case in favour of the Collateral Agent or the “fondé de pouvoir” (person holding an irrevocable power of attorney) appointed for the benefit of the Lenders, and subject to no other Liens except Permitted Liens and such additional Liens as may be expressly permitted under Section 6.2. The grantor, pledgor or assignor, as the case may be, under each Security Document has good title to all Collateral subject thereto free and clear of all Liens other than Permitted Liens and such additional Liens as may be expressly permitted under Section 6.2.

ARTICLE 4
CONDITIONS

4.1      Conditions Precedent to Effectiveness of Agreement. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

(a)	Credit Agreement. The Administrative Agent (or its counsel) shall have received from each of the Parent and the Borrower a counterpart of this Agreement signed on behalf of each of the Parent and the Borrower and the Administrative Agent shall have delivered to the Borrower (or its counsel) a counterpart of this Agreement signed on behalf of the Administrative Agent and the Lenders.

(b)	Representations and Warranties. All representations and warranties made hereunder and in the other Financing Documents shall be true and correct as if made on the Effective Date.

(c)	No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing after giving effect to the Loans to be outstanding on the Effective Date.

(d)	Due Authorization. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, the Financing Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)	Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) incurred in connection with any of the Financing Documents and the Transactions, including perfecting Liens on any Collateral.

(f)	Legal Opinion. The Administrative Agent shall have received a favourable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Stikeman Elliott LLP, Canadian counsel to the Borrower and the Parent covering such matters relating to the Credit Parties, this Agreement or the Transactions as the Lenders shall reasonably request, and opinions of such other special and local counsel as may be required by the Administrative Agent and its counsel.

(g)	Satisfaction of Collateral and Guarantee Requirements. The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of the Parent and its general counsel, together with all attachments contemplated thereby. All financing statements, instruments and other documents required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded, and all approvals and consents of Governmental Authorities required to be obtained, in each case in order to continue the publication, perfection of or to create, publish and perfect, as the case may be, the Liens intended to be created by the Security Documents with respect to the Collateral of the Credit Parties shall have been filed, registered, or recorded or obtained, as the case may be.

(h)	Books and Records. The Administrative Agent shall have had an opportunity, if it so chooses, to examine the books of account and other records and files of any Credit Party and to make copies thereof, and the results of such examination shall have been satisfactory to the Administrative Agent in all respects.

(i)	Consents and Approvals. All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions (including interim approval or its equivalent by Industry Canada with respect to the MCS licenses held by Inukshuk) shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome conditions.

(j)	Satisfaction of Administrative Agent. All proceedings taken in connection with the execution of this Agreement, all other Financing Documents and all documents and papers relating thereto shall be satisfactory in form, scope, and substance to the Administrative Agent.

(k)	Indebtedness. After giving effect to the Transactions, no Credit Party shall have outstanding any shares of preferred stock or any Indebtedness, other than (i) the obligations created hereunder and (ii) the Indebtedness and preferred stock described in Schedule B.

(l)	Occurrence of Effective Date under Plan of Arrangement. The “Effective Date” (as defined under the Plan of Arrangement) shall have occurred or shall occur contemporaneously with the effectiveness of this Agreement.

(m)	Sanction Order. The Sanction Order shall not have been stayed by any court having jurisdiction to issue any such stay, and the time to appeal the Sanction Order or to seek review, rehearing or certiorari with respect to the Sanction Order must have expired; no appeal or petition for review, rehearing or certiorari with respect to the Sanction Order may be pending, and the Sanction Order must otherwise be in full force and effect; and the corporate transactions contemplated by Section 3 of the Plan of Arrangement shall have been completed pursuant to documentation satisfactory (in form and substance) to the Administrative Agent.

(n)	Plan of Arrangement Not Amended, etc. The Plan of Arrangement shall not have been amended, supplemented, restated or otherwise modified in any manner not approved by the Administrative Agent.

(o)	Security Documents. The Collateral Agent (or, with respect to (i), the Administrative Agent) shall have received:

(i)	a guarantee executed by each Credit Party other than the Borrower in favour of the Administrative Agent, as agent for the Lenders, dated as of the Effective Date and in form and substance satisfactory to the Administrative Agent;

(ii)	a general security agreement executed by each Credit Party in favour of the Collateral Agent, as agent for the Lenders and the Administrative Agent, dated as of the Effective Date and in form and substance satisfactory to the Administrative Agent, constituting a first-priority Lien on all property from time to time of each Credit Party, subject only to Permitted Liens;

(iii)	a hypothec executed by each Credit Party in favour of the Collateral Agent, in its capacity as “fondé de pouvoir” for the Lenders appointed pursuant to Section 8.11 hereof (together with a bond issued pursuant to such hypothec and a pledge agreement pledging such bond), each dated as of the Effective Date and in form and substance satisfactory to the Administrative Agent, constituting a first-priority hypothecation of all property from time to time of each Credit Party, subject only to Permitted Liens;

(iv)	mortgages executed by each Credit Party in favour of the Collateral Agent, in its capacity as agent for the Lenders and the Administrative Agent appointed pursuant to Section 8.11 hereof, dated as of the Effective Date and in form and substance satisfactory to the Administrative Agent, constituting a first-priority Lien on all real property from time to time of such Credit Party, subject only to Permitted Liens;

provided that if any of the foregoing documents are not suitable for use in any jurisdiction, the applicable Credit Party shall provide to the Collateral Agent (or the Administrative Agent with respect to (i) above) alternative document(s) with substantially equivalent substantive effect and which are suitable for use in such jurisdiction.

(p)	Execution of Financing Documents. The other Financing Documents and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, together with any and all other documents and instruments as may have been reasonably requested by the Administrative Agent.

(q)	Execution and Delivery of Documentation. Without limiting the generality of the items described above, each of the Credit Parties shall have delivered or caused to be delivered to the Administrative Agent (in form and substance reasonably satisfactory to the Administrative Agent), the financial statements, instruments, resolutions, documents, agreements, mortgages, title reports, certificates, opinions and other items as may have been requested by the Administrative Agent.

(r)	Other Financing. The Tranche A Exit Facility Agreement and the Tranche B Credit Agreement shall have been executed and delivered by the parties thereto and all conditions thereunder shall have been satisfied or waived.

ARTICLE 5
AFFIRMATIVE COVENANTS

     The Borrower and the Parent jointly and severally covenant and agree with the Lenders that from (and including) the Effective Date until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full:

5.1      Financial Statements and Other Information. The Parent or the Borrower (as applicable) will furnish to the Administrative Agent with copies for each Lender:

(i)	within 120 days after the end of each Fiscal Year of the Parent, the Parent’s audited consolidated and unconsolidated balance sheets and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent auditors of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated and unconsolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated and unconsolidated basis in accordance with GAAP consistently applied;

(ii)	within 120 days after the end of each Fiscal Year of the Borrower, the Borrower’s audited consolidated and unconsolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent auditors of recognized national standing (without any qualification or exception as to the scope of such audit) to the effect that such consolidated and unconsolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries, if any, on a consolidated and unconsolidated basis in accordance with GAAP consistently applied;

(iii)	within 120 days after the end of each Fiscal Year of each Unrestricted Subsidiary and each Credit Party other than the Parent and the Borrower, each such Unrestricted Subsidiary’s or Credit Party’s audited unconsolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent auditors of recognized national standing (without any qualification or exception as to the scope of such audit) to the effect that such unconsolidated financial statements present fairly in all material respects the financial condition and results of operations of such Unrestricted Subsidiary or Credit Party, as applicable, on an unconsolidated basis in accordance with GAAP consistently applied;

(iv)	if requested by the Administrative Agent, within 120 days after the end of each Fiscal Year of the Parent, the Credit Parties’ audited combined and consolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent auditors of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such combined and consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Credit Parties on a combined and consolidated basis in accordance with GAAP consistently applied;

(v)	within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent, the Parent’s unaudited consolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal

Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of notes and normal year-end audit adjustments;

(vi)	within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, the Borrower’s unaudited consolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its subsidiaries, if any, on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(vii)	within 60 days after the end of each Fiscal Quarter of each Fiscal Year of the Parent, the Credit Parties’ unaudited consolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Credit Parties on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(viii)	concurrently with the financial statements required pursuant to Sections 5.1(i), (ii), (iii), (iv), (v), (vi), and (vii) above, a certificate, signed by a Financial Officer, (a) stating that a review of such financial statements during the period covered thereby and of the activities of each Credit Party has been made under such Financial Officer’s supervision with a view to determining whether each Credit Party has fulfilled all of its obligations under this Agreement and the other Financing Documents, and (b) stating that each Credit Party has fulfilled its obligations under this Agreement and the other Financing

Documents and that all representations made in this Agreement continue to be true and correct as if made on the date of such certification (or specifying the nature of any change), except where such representation or warranty refers to a different date, or, if there shall be a Default or Event of Default, specifying the nature and status thereof and the relevant Credit Party’s proposed response thereto;

(ix)	promptly after the Parent or the Borrower learns of the occurrence of any event which constitutes a Default or an Event of Default, a certificate signed by a Responsible Officer, specifying such Default or Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default; and

(x)	on or before the 90th day after each Fiscal Year ending on or after December 31, 2003, the Borrower’s calculation of Excess Cash Flow for the Fiscal Year then ended.

5.2      Existence; Conduct of Business. Each Credit Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (subject only to Section 6.3).

5.3     Payment of Obligations. Each Credit Party will pay its obligations in respect of the Loans in accordance with their terms.

5.4     Books and Records; Inspection Rights. Each Credit Party will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Credit Party will permit any representatives designated by the Administrative Agent, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (it being agreed that the aforementioned notice requirements and normal business hour restrictions shall not be applicable after the occurrence and continuation of a Default or an Event of Default, and after a Default or an Event of Default an individual Lender may designate its own representative to perform any such tasks); provided that, prior to a Default or an Event of Default, (i) any representative of a Lender who is not an employee of that Lender has established to the reasonable satisfaction of the Borrower and the Lenders that there is no inherent conflict of interest between the business and clientele of the Credit Parties and the business and clientele (other than the Lenders) of that representative, and (ii) the Lenders and their representatives shall not be entitled to take copies of (but may nevertheless examine) any portion of the books, accounts and records of the Credit Parties if allowing such copies to be taken would result in any Credit Party being in breach of any contractual or other legally binding obligation of confidentiality. All information provided or obtained pursuant to this Section 5.4 is subject to Section 9.12.

5.5      Further Assurances. The Borrower will, and will cause each other Credit Party to, cure promptly any defects in the execution and delivery of the Financing Documents, including this Agreement. Upon request, the Borrower will, at its expense, as promptly as practical, execute and deliver to the Administrative Agent, all such other and further documents, agreements and instruments (and cause each other Credit Party to take such action) in compliance with or performance of the covenants and agreements of the Borrower or any other Credit Party in any of the Financing Documents, including this Agreement, or to further evidence and more fully describe the Collateral, or to correct any omissions in any of the Financing Documents, or more fully to state the security obligations set out herein or in any of the Financing Documents, or to publish, perfect, protect or preserve any Liens created pursuant to any of the Financing Documents, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith.

5.6      Additional Subsidiaries; Additional Liens. If any additional subsidiary is formed or acquired after the Effective Date (each such subsidiary, an “Additional Subsidiary”), the Parent and the Borrower will, within three Business Days after such subsidiary is formed or acquired, notify the Administrative Agent thereof and promptly cause the Collateral and Guarantee Requirement to be satisfied with respect to such subsidiary and with respect to any Equity Securities in or Indebtedness of such subsidiary owned by or on behalf of any Credit Party; provided that (i) any action otherwise necessary to satisfy the Collateral and Guarantee Requirement that is prohibited by applicable Law and not legally capable of being taken without the appropriate consents of Governmental Authorities need not be taken and (ii) in the event any consent or approval of a Governmental Authority necessary to satisfy the Collateral and Guarantee Requirement cannot reasonably be obtained prior to the expiration of the period referred to in clause (vi) of the definition thereof, the Parent and the Borrower shall, so long as they exercise commercially reasonable efforts to obtain such consent or approval from the time such Additional Subsidiary is acquired or formed, have an additional period of time, not to exceed 30 days after such acquisition or formation, to obtain such consent or approval.

ARTICLE 6

NEGATIVE COVENANTS

     From (and including) the Effective Date until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

6.1      Indebtedness. The Borrower will not, and will not permit any Credit Party to, create, incur, assume or permit to exist any Indebtedness, except:

(a)	any Indebtedness created hereunder;

(b)	any Indebtedness created under the Tranche A Exit Facility Agreement;

(c)	any Indebtedness created under the Tranche B Credit Agreement, the First Notes or the Second Notes;

(d)	Indebtedness existing on the date hereof and set forth in Schedule B and any extensions, renewals or replacements of any such Indebtedness so long as the terms and conditions of any such extension, renewal or replacement do not impose on any Credit Party any terms or conditions which are more onerous than the terms and conditions of the Indebtedness being extended, renewed or replaced except for changes in pricing resulting solely from changes in market conditions generally;

(e)	any Indebtedness of the Borrower to any other Credit Party and of any other Credit Party to the Borrower or any other Credit Party;

(f)	any Guarantee by any other Credit Party of Indebtedness of the Borrower or any other Credit Party;

(g)	any Indebtedness of any Credit Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Indebtedness secured by Purchase Money Liens and Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (i) such Indebtedness is incurred prior to or within 30 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed $5,000,000 at any time outstanding;

(h)	any Indebtedness in respect of sight trade letters of credit in an aggregate amount not exceeding $5,000,000;

(i)	any Indebtedness in respect of judgments against any Credit Party that the Borrower has determined in good faith will be (and which are) stayed or discharged within 45 days of the rendering thereof;

(j)	any Indebtedness in respect of Swap Agreements;

(k)	other unsecured Indebtedness of the Borrower in an aggregate principal amount not exceeding $5,000,000 at any time;

(l)	any Permitted Subordinated Refinancing Debt; and

(m)	any other Indebtedness consented to by the Required Lenders.

     6.2      Liens. The Parent and the Borrower will not, and will not permit any other Credit Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by the Parent, the Borrower or any other Credit Party, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Liens.

6.3      Fundamental Changes. The Parent and the Borrower will not, and will not permit any Credit Party to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or any of the Equity Securities of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may amalgamate with the Borrower, (ii) any Subsidiary may amalgamate with any other Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iv) any Subsidiary may liquidate or dissolve into the Borrower or another Credit Party if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the Administrative Agent determines that such liquidation or dissolution is not disadvantageous to the Lenders, and (v) the Parent may amalgamate with the Pre-Filing Parent, as contemplated by Article 3 of the Plan of Arrangement; provided that any amalgamation pursuant to Sections 6.3(i), (ii) or (v) shall not be permitted unless the amalgamated corporation confirms to the Administrative Agent in writing that the amalgamated corporation is liable, by operation of law or otherwise, for the obligations of the Borrower under this Agreement. The Borrower will not, and will not permit any Credit Party to, engage to any material extent in any material business other that the Business.

ARTICLE 7
EVENTS OF DEFAULT

7.1      Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)	the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and such failure shall continue unremedied for a period of 30 days after such payment shall originally become due and payable;

(b)	the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) above) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of 30 days after such payment shall originally become due and payable;

(c)	any representation or warranty made or deemed made by or on behalf of the Borrower or any other Credit Party in or in connection with any Financing Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect when made or deemed to be made, or any representation or warranty made or deemed made by or on behalf of the Borrower or any other Credit Party in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Financing Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed to be made;

(d)	the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(ix) (notices of Default or Events of Default), 5.2 (with respect to the Borrower’s existence) or in Article 6 (or in any comparable provision of any other Financing Document), and such failure shall continue for more than 90 days after written notice thereof from a Lender to the Borrower and the Administrative Agent;

(e)	the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) above) or any other Financing Document, and such failure shall continue unremedied for a period of 180 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)	any Credit Party:

(i)	becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

(ii)	commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada), or makes an assignment of its property for the general benefit of its creditors under such Act, or makes a proposal (or files a notice of its intention to do so) under such Act;

(iii)	institutes any proceeding seeking to adjudicate it an insolvent, or except as permitted by Section 6.3, seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the CCAA and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)	applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v)	threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 7.1(f) or in Section 7.1(g), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof,

(g)	any petition is filed, application made or other proceeding instituted against or in respect of any Credit Party:

(i)	seeking to adjudicate it an insolvent;

(ii)	seeking a receiving order against it under the Bankruptcy and Insolvency Act (Canada);

(iii)	seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the CCAA and any applicable corporations legislation) or at common law or in equity; or

(iv)	seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;

and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 60 days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against any Credit Party thereunder in the interim, such grace period will cease to apply, and provided further that if any Credit Party files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(h)	any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Sections 7.1(f) or (g);

(i)	this Agreement, any other Financing Document or any material obligation or other provision hereof or thereof at any time for any reason terminates or ceases to be in full force and effect and a legally valid, binding and enforceable obligation of any Credit Party, is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Credit Party, or any Credit Party denies that it has any or any further liability or obligation hereunder or thereunder or any action or proceeding is commenced to enjoin or restrain the performance or observance by any Credit Party of any material terms hereof or thereof or to question the validity or enforceability hereof or thereof, or at any time it is unlawful or impossible for the Credit Party to perform any of its material obligations hereunder or thereunder, except to the extent that any of the foregoing results directly from the gross negligence or wilful misconduct of the Administrative Agent or any Lender; or

(j)	if the Borrower fails to make any offer to prepay Loans required to be made by Section 2.2(b) of the Intercreditor Agreement, or if the Borrower fails to make a prepayment of Loans in the full amount required as a result of the acceptance of any such offer made pursuant to Section 2.2(b) of the Intercreditor Agreement, and such failure shall continue unremedied for a period of 30 days after such payment shall originally become due and payable;

then, and in every such event (other than an event with respect to the Borrower described in clause (f), (g) or (h) above), and at any time thereafter during the continuance of such event or any other such event, but subject always to the provisions of the Intercreditor Agreement, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set forth earlier in this paragraph, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (f), (g) or (h) above, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 8
THE ADMINISTRATIVE AGENT

8.1     Appointment of Agent. Each Lender hereby designates JPMorgan Chase Bank, Toronto Branch, as Administrative Agent to act as herein specified and as specified in the other Financing Documents. Each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of the Financing Documents and to exercise such powers and to perform such duties thereunder as are specifically delegated to or required of the Administrative Agent by the terms thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its agents or employees.

8.2     Limitation of Duties of Agent. The Administrative Agent shall have no duties or responsibilities except those expressly set forth with respect to the Administrative

Agent in this Agreement and as specified in the other Financing Documents. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or wilful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have, by reason of this Agreement or the other Financing Documents, a fiduciary relationship in respect of any Lender. Nothing in this Agreement or the other Financing Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement except as expressly set forth herein. The Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to this Agreement or the other Financing Documents unless it is requested in writing to do so by the Required Lenders.

8.3     Lack of Reliance on the Agent.

(a)	Independent Investigation. Independently, and without reliance upon the Administrative Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Credit Parties, and, except as expressly provided in this Agreement and the other Financing Documents, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the consummation of the Transactions or at any time or times thereafter.

(b)	Agent Not Responsible. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the other Financing Documents or the financial condition of any Credit Party or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Financing Documents, or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default.

8.4     Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Lenders or the Required Lenders (as the case may be) with respect to any act or action (including the failure to act) in connection with this Agreement or the other Financing Documents, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received written instructions from the Lenders or the Required Lenders, as applicable, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement and the other Financing Documents in accordance with the instructions of the Required Lenders, or, to the extent required by Section 9.2, all of the Lenders.

8.5      Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, electronic mail, cablegram, radiogram, order or other documentary teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

8.6      Indemnification of Agent. To the extent the Administrative Agent is not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify the Administrative Agent, in proportion to its aggregate Applicable Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or any other Financing Document, including all applicable Taxes to which the Administrative Agent may be subject in so performing or that are in any way so related; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or wilful misconduct.

8.7      The Agent in its Individual Capacities. With respect to its obligations under this Agreement and the Loans made by it, JPMorgan Chase Bank, Toronto Branch, in its capacity as a Lender hereunder, shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties, if any, specified herein; and the terms “Lenders” and “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include JPMorgan Chase Bank, Toronto Branch in its capacity as a Lender hereunder. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any affiliate of the Borrower as if it were not performing the duties, if any, specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

8.8     May Treat Lender as Owner. The Borrower and the Administrative Agent may deem and treat each Lender as the owner of the Loans recorded on the Register maintained pursuant to Section 9.4(b) for all purposes hereof until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the owner of a Loan shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.

8.9      Successor Administrative Agent.

(a)	Administrative Agent Resignation. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent (who shall not be a non-resident of Canada within the meaning of the Income Tax Act), subject to the approval of the Borrower, such approval not to be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then, upon five Business Days’ notice to the Borrower, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (subject to approval of the Borrower, such approval not to be unreasonably withheld), which shall be a financial institution organized under the laws of Canada having a combined capital and surplus of at least $500,000,000 or having a parent company with combined capital and surplus of at least $500,000,000.

(b)	Rights, Powers, etc. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

8.10      Lenders to Enforce through Administrative Agent. Each Lender hereby acknowledges that, to the extent permitted by applicable Law, the Security Documents and the remedies provided thereunder to the Lenders are for the benefit of the Lenders collectively and acting together and not severally, and further acknowledges that each Lender’s rights hereunder and under the Security Documents are to be exercised collectively, not severally, by the Administrative Agent upon the decision of the Required Lenders. Accordingly, notwithstanding any of the provisions contained herein or in the Security Documents, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder, including any declaration of default hereunder or thereunder, but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Required Lenders, provided that, notwithstanding the foregoing, in the absence of instructions from the Lenders (or the Required Lenders) and where in the sole opinion of the Administrative Agent the exigencies of the situation so warrant such action, the Administrative Agent may without notice to or consent of the Lenders (or the Required Lenders) take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders. Each Lender hereby further covenants and agrees that upon any such written consent being given by the Required Lenders, it shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent, and each Lender further covenants and agrees that all proceeds from the realization of the Security Documents, to the extent permitted by applicable Law, are held for the benefit of all of the Lenders and shall be shared among the Lenders rateably in accordance with this Agreement, and each Lender acknowledges that all costs of any such realization (including all amounts for which the Administrative Agent is required to be indemnified under the provisions hereof) shall be shared among the Lenders rateably in accordance with this Agreement. Each Lender covenants and agrees to do all acts and things and to make, execute and deliver all agreements and other instruments, so as to fully carry out the intent and purpose of this Section and each Lender hereby covenants and agrees that it shall not seek, take, accept or receive any security for any of the obligations and liabilities of the Borrower hereunder or under the other Financing Documents, or any other document, instrument, writing or agreement ancillary hereto or thereto, other than such security as is provided hereunder or thereunder, unless all of the Lenders shall at the same time obtain the benefit of any such security or agreement, as the case may be.

8.11      Quebec Security. For greater certainty, and without limiting the powers of the Administrative Agent or the Collateral Agent, or any other Person acting as an agent or mandatary for such agents hereunder or under any of the other Financing Documents, the Borrower and the Parent hereby acknowledge that, for purposes of holding any security granted by any Credit Party on property pursuant to the laws of the Province of Quebec to secure obligations of the Borrower or any other Credit Party under any bond issued by the Borrower or any other Credit Party, the Collateral Agent shall be the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Lenders, and in particular for all present and future holders of any such bond. Each Lender hereby: (i) irrevocably constitutes, to the extent necessary, the Collateral Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by the Borrower or any other Credit Party on property pursuant to the laws of the Province of Quebec to secure obligations of Borrower or any other Credit Party under any bond issued by the Borrower or any other Credit Party; and (ii) appoints and agrees that the Administrative Agent may act as the bondholder and mandatary with respect to any bond that may be issued by the Borrower or any Credit Party and pledged in their favour from time to time. Each assignee of a Lender shall be deemed to have confirmed and ratified the constitution of the Collateral Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) and shall be deemed to have confirmed and ratified the constitution and the Administrative Agent as bondholder and mandatary with respect to any bond that may be issued by the Borrower or any Credit Party and pledged from time to time in their favour by the execution of an Assignment and Assumption.

Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), the Administrative Agent may acquire and be the holder of any bond issued by the Borrower or any other Credit Party (i.e. the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by the Borrower or any Credit Party). The Borrower and each Credit Party hereby acknowledge that such bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

The Collateral Agent herein appointed as fondé de pouvoir shall have the same rights, powers and immunities as the Agents as stipulated herein, including under this Section 8 and Section 9,

which shall apply mutatis mutandis. Without limitation, the provisions of Section 8.9 shall apply mutatis mutandis to the resignation and appointment of a successor Collateral Agent acting as fondé de pouvoir.

ARTICLE 9
MISCELLANEOUS

9.1      Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile in each case to the addressee, as follows:

(i)	if to the Borrower:

MICROCELL SOLUTIONS INC. 800 de La Gauchetière Street West Suite 4000 Montreal, Quebec H5A 1K3 Attention: Chief Financial Officer Facsimile: 514.846.6959

(ii)	if to the Administrative Agent or the Collateral Agent:

JPMORGAN CHASE BANK, TORONTO BRANCH Suite 1800, South Tower Royal Bank Plaza 200 Bay Street, P.O. Box 80 Toronto, ON M5J 2J2 Attention: Vice President, Corporate Finance Facsimile: 416.981.9128

(iii)	if to any Lender, to it at its address (or facsimile number) set forth opposite its name in the execution page(s) of this Agreement.

     (b)     Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communication to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

     (c)     Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

9.2      Waivers; Amendments.

(a)	No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)	Neither this Agreement nor any other Financing Document (or any provision hereof or thereof) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the amount or extend the expiry date of any Loan of any Lender without the prior written consent of each Lender directly affected thereby, (ii) reduce the principal amount of any Loan or reduce the rate of interest or any fee applicable to any Loan without the prior written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable in respect thereof, or reduce the amount of, waive or excuse any such payment, without the prior written consent of each Lender directly affected thereby, (iv) change Section 2.9(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender, or (vi) waive any Event of Default under Section 7.1 (f), (g) or (h) without the prior written consent of each Lender, or (vii) release any Credit Party from any material obligations under the Security Documents and other instruments contemplated by this Agreement or release or discharge any of the Liens arising under the Security Documents, in each case without the prior written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent. For greater certainty, the Administrative Agent may release and discharge the Liens constituted by the Security Documents to the extent necessary to enable the Borrower or any other Credit Party to complete any asset sale which is not prohibited by this Agreement or the other Financing Documents, and the Administrative Agent may agree to amend or waive Section 2.2 of the Intercreditor Agreement with the consent of the Required Lenders.

9.3     Expenses; Indemnity; Damage Waiver.

(a)	The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and all applicable Taxes, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Financing Documents, (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and applicable Taxes, in connection with any amendments, modifications or waivers of the provisions hereof or of any of the other Financing Documents, (whether or not the transactions contemplated hereby or thereby shall be consummated), and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender and all applicable Taxes, in connection with the enforcement or protection of their rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)	The Borrower shall indemnify the Administrative Agent, the Collateral Agent and each Lender, as well as each Related Party and each assignee of any of the foregoing Persons (each such Person and each such assignee being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind and all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses and reasonable fees, charges and disbursements of counsel) and all applicable Taxes to which any Indemnitee may become subject arising out of or in connection with (i) the execution or delivery of the Financing Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the Transactions or any other transactions thereunder, (ii) any Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party, or any Environmental Liability related in any way to any Credit Party, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (v) any other aspect of this Agreement and the other Financing Documents, or (vi) the enforcement of any Indemnitee’s rights hereunder and any related investigation, defence, preparation of defence, litigation and enquiries, in each case regardless of whether or not the Transactions are consummated; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or wilful misconduct of or material breach of this Agreement by such Indemnitee. No Indemnitee shall be liable for any indirect or consequential damages in connection with its activities related to the Loans nor shall any Credit Party be liable for any indirect or consequential damages in connection with its activities related to the Loans.

(c)	To the extent that the Borrower fails to pay any amount required to be paid under Sections 9.3(a) or (b), each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent (as applicable) such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent, in its capacity as such.

(d)	The Borrower shall not assert, and hereby waives (to the fullest extent permitted by applicable Law), any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Financing Document, or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)	Any inspection of any property of any Credit Party made by or through the Administrative Agent or any Lender is for purposes of administration of this Agreement and the Financing Documents only, and neither the Borrower nor any other Credit Party is entitled to rely upon the same (whether or not such inspections are at the expense of the Borrower).

(f)	By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Financing Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders.

(g)	The relationship between the Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrower and lenders. Neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of the Borrower or its Affiliates. Neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or its Affiliates, or to owe any fiduciary duty to the Borrower or its Affiliates. Neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to the Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrower or its Affiliates of any matter in connection with their property or the operations of the Borrower or its Affiliates. The Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders, and neither the Borrower nor any other Person is entitled to rely thereon.

(h)	The Administrative Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of any Credit Party or their Affiliates and the Borrower hereby indemnifies and holds the Administrative Agent and the Lenders harmless on the terms set forth in Section 9.3(b) from any such loss, damage, liability or claim.

(i)	This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrower, the Administrative Agent and the Lenders in connection with the Loans, and is made for the sole benefit of the Borrower, the Administrative Agent and the Lenders, and their respective successors and permitted assigns. Except as provided in Sections 9.3(b) and 9.4, no other Person shall have any rights of any nature hereunder or by reason hereof.

(j)	All amounts due under this Section 9.3 shall be payable not later than three Business Days after written demand therefor.

9.4      Successors and Assigns.

(a)	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)	Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Financing Documents (including all or a portion of the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or any Lender Affiliate, the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided further that the Borrower’s consent shall not be required with respect to any assignment made at any time after the occurrence and during the continuance of an Event of Default, (ii) except in the case of an assignment to a Lender or any Lender Affiliate, the aggregate amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Assumption relating to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless both the Borrower and the Administrative Agent otherwise consent in writing, and the amount held by each Lender after each such assignment shall not be less than the minimum assignable amount described in this section above, unless both the Borrower and the Administrative Agent otherwise consent in writing, (iii) each partial assignment in respect of any assigned Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (except in the case of an assignment by a Lender to an Affiliate of such Lender) a processing and recordation fee of $5,000, payable by the assigning Lender, (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and (vi) the Borrower shall not incur any increased costs merely due to any such assignment including any obligation to make any payment under Section 2.8 that would exceed the amount payable to the assigning Lender. The Administrative Agent shall provide the Borrower and each Lender with written notice of any change in (or new) address of a Lender disclosed in an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to Section 9.4(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have all of the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.6, 2.7 and 2.8 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(d). The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Toronto, Ontario a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)	Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.4(b) and any written consent to such assignment required by Section 9.4(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in Section 9.4(b).

(d)	Any Lender may, without notice to the Borrower or the consent of the Borrower or the Administrative Agent, sell participations to one or more Persons (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Financing Documents (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to Section 9.4(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.6, 2.7 and 2.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 9.4(d). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.9(c) as though it were a Lender.

(e)	A Participant shall not be entitled to receive any greater payment under Section 2.6 or 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.8 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.8(e) as though it were a Lender.

(f)	Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)	Any assignment or grant of a participation pursuant to Section 9.4 shall constitute neither a repayment by the Borrower to the assigning or granting Lender of any Loan included therein, nor a new advance of any such Loan to the Borrower by such Lender or by the assignee or Participant, as the case may be. The parties acknowledge that the Borrower’s obligations hereunder with respect to any such Loans will continue and will not constitute new obligations as a result of such assignment or participation.

9.5      Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. Sections 2.6, 2.7 or 2.8 and 9.3 and Article 8 shall survive and remain in full force and effect, regardless of the consummation of the Transactions, the repayment of the Loans or the termination of this Agreement or any provision hereof.

9.6     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Financing Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed original or faxed counterpart of a signature page of this Agreement by facsimile shall be as effective as delivery of a manually executed original counterpart of this Agreement.

9.7      Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8     Right of Set Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, but subject always to the provisions of the Intercreditor Agreement, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set off) which such Lender may have.

9.9      Governing Law; Jurisdiction; Consent to Service of Process.

(a)	This Agreement shall be construed in accordance with and governed by the Laws of the Province of Ontario.

(b)	The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Courts of the Province of Ontario, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or any other Financing Document or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in Ontario. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document against the Borrower or its properties in the courts of any other jurisdiction.

(c)	The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 9.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, any forum non conveniens defence to the maintenance of such action or proceeding in any such court.

(d)	Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

9.10     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12      Confidentiality. The Administrative Agent, the Collateral Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their Affiliates, directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or other Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Financing Document or any suit, action or proceeding relating to any Financing Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, any of its subsidiaries, or their respective business, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified as confidential in writing at the time of delivery.

Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[Balance of page intentionally left blank; signature pages follow.]

S 1	TRANCHE C CREDIT AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER	PARENT

MICROCELL SOLUTIONS INC.	MICROCELL TELECOMMUNICATIONS INC.

By:

By:

By:

By:

AGENTS

JPMORGAN CHASE BANK TORONTO
BRANCH, as Administrative Agent under the
Tranche C Credit Agreement, and as Collateral
Agent

By:

By:

2

TRANCHE C LENDERS

Address: (Please complete)

(Type or print name of Lender)	Street Address:

By:	City:
Name:	Province/State:
Title:	Postal/Zip Code:
Country:
By:	Contact:
Name:	Phone:
Title:	Fax:
E-mail:

SCHEDULE A

LENDERS LOANS

Lender		Canadian Dollars

Holders of Pre-Filing Hedging Obligations
JPMorgan Chase Bank		$806,316
Holders of Pre-Filing Loans
JPMorgan Chase Bank		$404,164
Credit Suisse First Boston, Cayman Island Branch		$2,653,875
Wayland Recovery Fund, LLC		$1,795,060
GE VFS Canada Limited Partnership		$5,425,281
Bank of America, N.A., Canada Branch		$3,804,475
Caisse de Depot et Placement du Quebec		$1,929,806
Dresdner Bank AG, New York and Grand Cayman Branches		$600,000
Skandinaviska Enskilda Banken AB		$9,251,463
Swedbank ForeningsSparbanken AB		$5,608,046
KZH CypressTree-1 LLC		$3,935,959
KZH ING-2 LLC		$2,111,835
KZH Sterling LLC		$1,050,967
Archimedes Funding III, Ltd.		$1,055,917
Archimedes Funding IV (Cayman), Ltd.		$211,183
ING-Oryx CLO, Ltd.		$527,959
SEQUILS Centurion V. Ltd.		$1,052,947
Toronto Dominion (New York)		$1,055,917
Centurion CDO I, Limited		$422,367
Centurion CDO II, Ltd.		$1,055,917
Centurion CDO III, Limited		$422,367
Merrill Lynch Canada Inc.		$1,929,806
Merrill Lynch, Pierce, Fenner, & Smith Inc.		$69,065
Nemean CLO, Ltd.		$838,794
Alliance Capital Funding, L.L.C.		$1,176,381
KS Capital Partners, LP		$331,685
KS International, Inc.		$88,702
Aspen Partners LP		$353,048
Savitz Management LLC		$30,696
	Total	$50,000,000

SCHEDULE B

DISCLOSED MATTERS

[Note: The numbers in parentheses denote the provision of the Credit Agreement which refers to this Schedule B.]

Governmental Approvals (3.3)

1.	None

Subsidiaries (3.5)

1.	2861399 Canada Inc. (Pre-Filing Parent and wholly-owned subsidiary of Microcell Telecommunications Inc.)

2.	Inukshuk Internet Inc. (wholly-owned subsidiary of Borrower and Unrestricted Subsidiary)

3.	Telcom Investments Inc. (wholly-owned subsidiary of Borrower and Unrestricted Subsidiary)

Indebtedness for Borrowed Money (4.1(k), 6.1(d))

1.	Tranche B Credit Agreement.

2.	Tranche A Exit Facility Agreement.

3.	First Preferred Shares.

4.	Second Preferred Shares.

5.	First Notes (if issued).

6.	Second Notes (if issued).

Liens (6.2)

1.	Act of Movable Hypothec on a commercial paper of $3,000,000 dated May 28, 2002 with the Bank of Montreal to guarantee the issuance of letters of credit.

2.	Act of Movable Hypothec on a commercial paper of $1,000,000 dated October 17, 2002 with the Bank of Montreal to guarantee the issuance of letters of credit.

3.	Act of Movable Hypothec on a commercial paper of $337,000 dated October 23, 2002 with the Bank of Montreal to guarantee the issuance of letters of credit.

The Pre-Filing Parent and the Borrower have also entered into a number of commercial leases for various automobile vehicles and office equipment. These leases are true leases as opposed to capital leases. Therefore the vehicles and equipment leased do not form part of the Pre-Filing Parent or the Borrower property and assets and are not capitalized in their balance sheet. The following is a summary description of these leases.

2

4. Commercial Lease Agreements with Location Fortier Inc. and Deragon Leasing Inc. concerning 78 vehicles for two, three and four year terms.

5. Commercial Lease Agreements with IBM Canada Ltd., CIT Financial services, Pitney Bowes Leasing a division of Pitney Bowes Canada Ltd., Minolta (Montreal) Inc. and Contract Funding Group and Panasonic concerning office photocopiers and fax.

6. Commercial lease Agreements with various automobile leasing companies concerning 44 vehicles used by employees as part of their employee benefits.

Existing Investments (6.4)

1.	Long term investments (Shares or Units)

Canadian LNP Consortium Inc. (owned by Borrower)

Canadian Numbering Administration Consortium Inc. (owned by Borrower) Canadian Portable Contribution Consortium Inc. (owned by Borrower)

Telcom Management Limited Partnership (owned by Pre-Filing Parent)

Les placements Microcell Capital, S.E.N.C. (owned by Pre-Filing Parent)

Les placements Microcell Capital, S.E.N.C. (owned by Borrower)

Telcom Management Limited Partnership (owned by Borrower and Pre-Filing Parent)

Telcom Investments Inc. (owned by Borrower)

Saraide, Inc. (owned by Borrower)

Argo II - The Wireless Internet Fund Limited Partnership (owned by Borrower)

Oz Communications, Inc. (owned by Borrower)

GSM Capital Limited Partnership (owned by Borrower and Pre-Filing Parent)

2.	Other short term instruments in the form of marketable securities, which constitute Permitted Investments, are contained in the investments accounts of the Borrower, the Parent and the Pre-Filing Parent.

EXHIBIT A

FORM OF
ASSIGNMENT AND ASSUMPTION

     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including any letters of credit and guarantees included in such Credit Agreement) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender]]

3.	Borrower:	Microcell Solutions Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, Toronto Branch, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Cdn.$50,000,000 Credit Agreement dated as of May 1, 2003 among Microcell Solutions Inc., as Borrower, Microcell

Telecommunications Inc., as Parent, the Lenders parties thereto, and JPMorgan Chase Bank, Toronto Branch, as Administrative Agent and Collateral Agent.

     6.     Assigned Interest:

Aggregate Amount of	Amount of Loans	Percentage Assigned
Loans for all Lenders	Assigned	of Loans [1]

$	$	%

Effective Date:                       , 20              [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[1] Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

2

Consented to and Accepted: [2]

JPMORGAN CHASE BANK, TORONTO BRANCH, as Administrative Agent

By Title:

Consented to: [3]

MICROCELL SOLUTIONS INC.

By Title:

[2] Not required with respect to any assignment to a Lender or an Affiliate of a Lender.

[3] Not required at any time after and during the occurrence of an Event of Default. Not required with respect to any assignment to a Lender or a Lender Affiliate.

3

ANNEX 1

MICROCELL TRANCHE C CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

     1.     Representations and Warranties.

     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, including the payment to the Administrative Agent of a processing and recordation fee of Cdn.$5,000, pursuant to Section 9.4(b) of the Credit Agreement (except in the case of an assignment to an Affiliate of the Assignor); and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Financing Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Financing Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Financing Document.

     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Financing Documents are required to be performed by it as a Lender.

     2.     Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrued subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for the periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

     3.     General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

2

TRANCHE “C” CREDIT AGREEMENT

dated as of

May 1, 2003

among

MICROCELL SOLUTIONS INC.

as Borrower,

MICROCELL TELECOMMUNICATIONS INC.

as Parent and Guarantor,

THE LENDERS FROM TIME TO TIME PARTIES HERETO

as Lenders

and

JPMORGAN CHASE BANK TORONTO BRANCH

as Administrative Agent and Collateral Agent

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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